EXHIBIT 3
                            CERTIFICATE OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                                MEDSTRETCH INC.,
                              a Nevada Corporation




The undersigned, being the Secretary of Medstretch Inc., a Nevada corporation, hereby certify that by consent of the Board of Directors and written consent of the stockholders of the corporation representing approximately 77% of the issued and outstanding shares of common stock, this certificate of amendment of the articles of incorporation has been approved and adopted and that it shall be filed upon the discretion of the officers of this corporation.

         The undersigned further certify that the Article "FIRST" of the original Articles of Incorporation filed on the 24th day of December 1996, as amended on 14th of July 1999, and as further amended as of January 28, 2002, herein are amended as follows:

         Article "ONE", is hereby amended to read:

                  The name of the Corporation shall be: Pride Business Development Holdings, Inc.

         The undersigned hereby certify that they have on this 24th day of August, 2004 executed this Certificate Amending the Articles of Incorporation heretofore filed with the Secretary of Nevada.



By:    /s/ Francine Markow
       ---------------------
Name:     Francine Markow
Title:    Secretary